PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES EXCHANGE OFFER FOR $200 MILLION OF ITS
7½% SENIOR NOTES DUE 2020

HUNT VALLEY, MARYLAND – October 20, 2010 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company”) today announced that it commenced an offer to exchange $200 million of its 7½% Senior Notes due 2020 which have been registered under the Securities Act of 1933 (the “Exchange Notes”) in exchange for $200 million of its outstanding 7½% Senior Notes due 2020, which were issued in February of 2010 in a private placement (the “Private Notes”). The exchange offer is being conducted upon the terms and subject to the conditions set forth in the Company’s prospectus dated October 20, 2010, and the related letter of transmittal.

The terms of the Exchange Notes are substantially identical to the terms of the Private Notes, including subsidiary guarantees, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the Exchange Notes.

The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on November 22, 2010, unless extended. Private Notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date by following the procedures set forth in the exchange offer prospectus and the related letter of transmittal.

Copies of the prospectus and the related letter of transmittal may be obtained from U.S. Bank National Association, which is serving as the exchange agent for the exchange offer.  The address, telephone and facsimile number of U.S. Bank National Association are as follows:

By Mail, Hand or Courier: Corporate Trust Services 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialty Finance Group Reference: Omega Healthcare Investors, Inc.	By Facsimile: (615) 495-8158 Attention: Specialty Finance Group Reference: Omega Healthcare Investors, Inc.	For Information or Confirmation by Telephone: (800) 934-6802

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
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The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At June 30, 2010, the Company owned or held mortgages on 395 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 46,007 licensed beds (44,250 available beds) located in 34 states and operated by 46 third-party healthcare operating companies.  In addition, the Company has three closed facilities currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company's mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; (vii) the Company's ability to maintain its status as a real estate investment trust; and (viii) other factors identified in the Company's filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.